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                 September 7, 2023

       Jeremy Henderson-Ross
       General Counsel
       Global Blue Group Holding AG
       Z  richstrasse 38
       8306 Br  ttisellen
       Switzerland

                                                        Re: Global Blue Group
Holding AG
                                                            Registration
Statement on Form F-3
                                                            Filed August 28,
2023
                                                            File No: 333-274233

       Dear Jeremy Henderson-Ross:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

             Please contact Uwem Bassey, Staff Attorney at (202) 551-3433 or Jan Woo, Legal
       Branch Chief at (202) 551-3453 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Technology
       cc:                                              Hui Lin